Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-202442) on Form S-8 and registration statements (No. 333-169826 and 333-182428) on Form S-3 of The Andersons, Inc. of our report dated February 26, 2018, with respect to the consolidated balance sheet of Lansing Trade Group, LLC as of December 31, 2017, and the related consolidated statements of comprehensive income, equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), not included herein, which report appears in the December 31, 2017 annual report on Form 10-K of The Andersons, Inc.

/s/ KPMG LLP
Kansas City, Missouri
February 26, 2018